September 16, 2013

Sillerman Investment Company LLC
430 Park Avenue
6th Floor
New York, NY 10022
Attention: Robert F.X. Sillerman

Dear Mr. Sillerman:

Sillerman Investment Company LLC (the “Lender”) and Viggle Inc. (the “Company”) are party to that certain Line of Credit Grid Promissory Note, originally dated as of June 29, 2012, as amended (the “Note”).

As of the date hereof, $1,748,097.88 has accrued in interest on the Note. You have indicated that you will waive all accrued and unpaid interest on the Note as of the date hereof. Accordingly, you hereby waive $1,748,097.88 in accrued and unpaid interest on the Note.

If this letter accurately sets forth our agreement, please so indicate by signing below.

Very truly yours,

Viggle Inc.

By: /s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President

Acknowledged and agreed:

Sillerman Investment Company LLC

By: /s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Manager